EXHIBIT 99.1

To 8-K dated November 28, 2005

Seacoast Banking Corporation

Conference Call Regarding the Big Lake Financial Corporation Merger

November 28, 2005

11 am Eastern Time

Operator:

Good morning ladies and gentlemen and welcome to the Big Lake Financial Corporation Merger Conference Call.  At this time all participants are in a listen-only mode.  Later we will conduct a question and answer session.  Please note that this conference is being recorded.  I would now like to turn the call over to Dennis Hudson.  Mr. Hudson, you may begin.

Dennis Hudson:

Thank you very much and welcome to our conference call.  Today we will discuss our recent announcement to merge with Big Lake Financial Corporation.  Before we begin though, I would like to direct your attention to the statement contained at the end of our press release regarding forward statements.  During this call we will be discussing certain issues that constitute forward-looking statements within the SEC Securities and Exchange Act and accordingly our comments are intended to be covered by the meaning of the Section 27A of this Act.

I would also like you to now go to our website, seacoastbanking.net -- that is one word -- and click on “Presentations.”  You will find the “Presentations” tab at the bottom of the Investor Relations listing of links.  At this link you can view the slides that we will be using in today’s conference call. These slides will provide you with some valuable information that should be useful in better understanding the transaction we are going to talk about.

With me today is Doug Gilbert, President and Chief Operating Officer of Seacoast and Bill Hahl, our Chief Financial Officer.  All of us will be available to answer questions following our prepared remarks.

This past year has proven to be a great one for Seacoast.  Our earnings have continued to climb driven by strong growth in the margin, strong growth in fee revenues and in spite of increases in overhead related to our successful expansion into some exciting new growth markets.  Net income for the first nine months of this year was up 27% and we anticipate closing out the year in-line with market expectations.  We have built a franchise that spans an area from Orlando to the space coast on the north end of our market, down the east coast of Florida to Palm Beach County.

Today we are pleased to discuss our acquisition announced last Wednesday of Big Lake Financial Corporation.  Big Lake, with over $3 million in assets, operates in markets that are due west of and contiguous to our existing markets.  These markets are home to many smaller central Florida communities that are starting to grow more rapidly as business and industry look inland for reasonable priced manufacturing and distribution sites and as opportunities develop to produce more affordable housing.

Big Lake has developed a strong franchise in these western communities where it enjoys a solid reputation and very significant market share.  Today Big Lake is the largest community banks in the region, and in their headquarters’ community, they are in fact the largest financial institution.

Their strong market position and convenient, fully developed branch footprint is attractive and should create a valuable earnings stream as the companies are combined next year.  We believe this combination will help us create an even stronger balance between growth and profitability in the years ahead.

While this marks the second acquisition we have announced in the past year or so, we remain very selective and disciplined in our approach.  As you will see in a minute, we believe the pricing of this transaction is reasonable to both shareholder groups and will help us build fundamental value over time.

If you can now refer to our first slide -- again the slides used in our presentation are available to you on our website, seacoastbanking.net.  If you turn to the first slide -- I think it is actually the third slide in the presentation -- we will give you an overview of Big Lake National Bank.

The bank was established in 1986 and services the southern or central area of Florida.  Big Lake has nine full-service branches located in seven counties in central Florida.  They are, as I said earlier, the number one community bank headquartered in these growing central Florida markets.  We are also pleased that the bank has extensive community banking experience and very strong ties to the central Florida market.

The team is led by Chief Executive Officer Joe Mullins, who has been with the bank almost since its inception, as well as a very strong community Board of Directors.  Joe will continue to lead our efforts in the region and we are delighted that this is the case.

As you saw in our press release, two very influential Board members will be joining our Board as we go forward, and we will be creating a very strong community Board in the Big Lake region with the balance of the Board members.

We think one of the key metrics to focus on with this bank is the solid core deposit base they have developed over many, many years.  Clearly it is reflective of a relationship-based strategy they have been executing in those markets for many years -- very similar to what we have done here in the coastal markets.  The results have been very low-cost funding with funding costs consistently below peers over many years and funding costs that rival Seacoast’s very low funding costs as you look through time.

Today, which I think we mentioned in the press release, their deposits are comprised of 30% no-cost DDA deposits, a very high number for most community banks.  I also believe they have a conservative balance sheet.  Their loan to deposit ratio provides us with a clear opportunity to improve margins as we go forward.  We also believe it is a clean balance sheet with excellent asset quality over as many years.  There are minimal charge-offs and we think that is a great benefit.  It is a company with 116 full-time employees.

If you could flip to the next slide entitled “deal terms”.  Based on the price of Seacoast at the time of announcement, Seacoast will pay, in 100% stock, $71.62 for each fully diluted share of Big Lake.  You can see on the slide the metrics of the deal in terms of pricing multiples.  This, based on that value, is right at two times book.  It is about 18 times the last 12-month’s earnings and, most importantly we think, a very favorable core deposit premium at 8.28%.  That deposit premium compares with Florida deals of a little over 20%.

As you can see on the slide the pricing of the deal would appear to be reasonable when compared to other Florida deals.  That gives it a total value of around $43 million.  Seacoast will be issuing exactly 1,775,000 shares into the deal.  As I said earlier, it is all stock, no caps and no collars.  The deal, I think it is important to say, would not create any significant change in pro-forma capital ratios for Seacoast as we look forward.

Now I would like to turn the call over the Bill Hahl for a few remarks on the transaction.

Bill Hahl:

Yes.  I thought our next slide would delineate some of the transaction merits in this acquisition.  Clearly there are cost savings and opportunities.  Over time Big Lake has operated with an efficiency ratio of 65% to 70%. Our intentions will be to lower that ratio over time, while maintaining their great core deposit base and not disrupting customers.  We believe that we can operate the Big Lake region or the central Florida region comparably to what we do in Indian River County, Martin Country and Palm Beach County.  On a fully allocated basis we operate those particular regions -- when we look at it on an efficiency basis -- somewhere in the mid to high 50’s -- so with a 55% to 58% efficiency ratio.

So we think in the next year to two years that we should be operating with that kind of efficiency ratio as we ramp up the revenue side and capitalize on some cost saving potentials involved with the elimination of typical things such as back-room redundancies that First National, our current operating subsidiary, already has.

We also think there are significant potential revenue enhancements due to increasing loan growth, particularly in the central markets where we have the capacity to do larger loans than Big Lake has.  We are reluctant to say that we are going to be able to achieve all of this over the next six or twelve months because there are execution risks involved.  As I spoke of before, we don’t really want to do anything that is going to totally disrupt the very fine customer deposit base that they have.  So we are going to integrate slowly, making sure that we get the cost-outs -- but we think that over time we will be able to achieve that.

Denny mentioned earlier the very valuable cost of funds at 1.16% -- that was through June 30 and very comparable to First National.  At Seacoast we had 1.18% over that same period -- and that is with our Century acquisition as well -- so we have an extremely favorable cost of funds.  We operate with, and have operated with for some time, about 91% of our deposits in core deposits, and Big Lake has 95% currently.  So the bottom line is really that this is an accretive transaction to earnings per share, right out of the box without any cost-outs -- very comparable to what we saw in the Century deal.

Century has proven to be accretive for us in a big way without cost-outs so far and we look for it to continue.  We think it likely that they should be nicely accretive to long-term earnings per share (EPS) with the cost-outs that we believe we can achieve and probably have an accretion in 2006, or maybe in the first 12 months, of $0.01 to $0.02 to EPS.  On a longer term basis, we should be able to get in the range of 3% to 5% accretion once we get the revenue enhancements – if we do the cost-outs the right way and we continue to maintain that very favorable cost core deposit mix that they have.  Denny or Doug do you have any other comments on the transaction merits?

Doug Gilbert:

Just a quick comment Bill.  I want to congratulate Joe and his team on building the strongest and most well-respected bank in the Big Lake area.  We all look forward to working together in the future to help build upon this already very successful operation -- so congratulations to Joe and his team.

Dennis Hudson:

Thank you, Doug.  At this point we will open the floor for questions and turn it back over to our moderator.

Operator:

Thank you.  We will now begin the question and answer session.  If you have a question please press star then one on your touchtone phone.  If you wish to be removed from the queue, please press the pound sign or the hash (#) key.  If you are using a speakerphone you may need to pick up the handset before pressing the numbers.  Once again, if there are any questions please press star then one on your touchtone phone.

Barry McCarver from Stephens, Inc. is online with a question.  Please go ahead.

Barry McCarver:

Hey, good morning guys.  Great deal.

Doug Gilbert:

Good morning.

Dennis Hudson:

Good morning Barry.

Barry McCarver:

Denny, I guess the only question…I think you guys covered the details pretty clearly.  The only question I have is really on the price.  To me this looks like a pretty good little bank.  I haven’t had a chance to run through the entire balance sheet, but it looks like it is in pretty good shape.  I am just wondering in terms of what stimulated this management team to make the decision to sell out and what stimulated them to sell at such a reasonable price?  Just looking at the multiples it looks to me like, relative to some of the other Florida banks and the quality of this franchise, they could have gotten a little bit higher price and yet they chose to go with you guys and a little bit lower price.  I am wondering what the catalyst was for that?

Dennis Hudson:

Well, I would say that we have had a long relationship with many of the folks there including the CEO, Joe Mullins.  I think there is a level of respect and trust between the two organizations that was already in place prior to the discussions.

I think probably one of the key things to keep in mind is that the ownership, which is concentrated with a good number of folks on the Board of Directors, really saw value in where we were headed as an organization over time.  I think they viewed this -- if it could be priced properly, which I think it was -- as a good trade.  I think that probably had a lot to do with our prospects as a company, where we are going and what our objectives are going forward.  But as I said we have had a good level of mutual respect for one another for many, many years.  They do, in the central markets, very similar business to what we do here in the coastal markets.  So I think it was a good match, and I think both sides recognized that and viewed that putting the companies together could create some true value a couple of years down the road and wanted to make these things happen.

Barry McCarver:

Can you tell me how much stock did the management team own that is going to be continuing on with Seacoast?

Dennis Hudson:

I know the management team, as opposed to the directors, owned in the middle single digits and that will give them a substantial interest in the combined company as we go forward -- and again we look forward to working with them.  Likewise the directors, as I recall, owned 30% or so of the total outstanding shares.  Again, I would point out that this is a 100% stock deal at a fixed exchange rate -- no collar and no cap.

Barry McCarver:

Okay.  Thanks a lot Denny.

Dennis Hudson:

Thank you.

Operator:

Once again, if there are any other questions please press star then one on your touchtone phone.  At this time I am showing we have no further questions.

Dennis Hudson:

Okay, well we appreciate your attendance today and look forward to our next call, which will be following our year-end earnings. Thank you very much for attending.

Operator:

Thank you.  Ladies and gentlemen this concludes today’s teleconference. Thank you for participating.  You may now disconnect.

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